Exhibit 99.1

Contacts:
	William B. Skoglund Chairman, President and CEO Old Second Bancorp, Inc. (630) 892-0202	J. Douglas Cheatham Executive Vice President and CFO Old Second Bancorp, Inc. (630) 892-0202

FOR IMMEDIATE RELEASE

OLD SECOND BANCORP, INC. ANNOUNCES ELECTION TO DEFER DISTRIBUTIONS ON

TRUST PREFERRED SECURITIES AND TARP PREFERRED STOCK

PROVIDES UPDATE ON STATUS OF CAPITAL PLAN

Aurora, Illinois (August 31, 2010) — Old Second Bancorp, Inc. (the “Company”) (NasdaqGS: OSBC), the holding company for Old Second National Bank (the “Bank”), announced that it has elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures (the “Subordinated Debentures”) related to the trust preferred securities (the “Trust Preferred Securities”) issued by its two statutory trust subsidiaries, Old Second Capital Trust I (NasdaqGS: OSBCP) and Old Second Capital Trust II (collectively, the “Trusts”).  Because of the deferral on the Subordinated Debentures, the Trusts will defer regularly scheduled dividends on the Trust Preferred Securities.  The Company also announced its intention to suspend quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “TARP Preferred Stock”) issued to the U.S. Department of the Treasury (the “Treasury”) in connection with the Company’s participation in the TARP Capital Purchase Program as well as on its outstanding common stock.  The Company’s board of directors has made this determination in consultation with the Federal Reserve.

William B. Skoglund, Chairman and Chief Executive Officer of Old Second Bancorp, Inc., said, “Like many financial institutions, we would like to be in a position to augment our capital position and we continue to pursue every avenue to do so. However, we remain confident that Old Second National Bank has sufficient capital and projected strong core earnings that are more than sufficient to support our operations and to weather the current challenging economic climate.  We’ve been operating for nearly 140 years and have navigated many previous economic downturns and we intend to do so again now.”

“Like many banks in this environment that support their communities, Old Second is working through its real estate and construction loan issues.  It is important to remember, however, that the Bank has an enviable, solid deposit base and profitable wealth management operations, both of which provide very strong support to the Bank,” Skoglund added.

As previously discussed in the Company’s public filings, the Bank has agreed with the Office of the Comptroller of the Currency (the “OCC”) to maintain its regulatory capital ratios at levels in excess of the general minimums required to be considered “well capitalized” under applicable OCC regulations.  Specifically, the Bank’s board of directors has agreed to maintain a Tier 1 leverage capital ratio of at least 8.75% and a total risk-based capital ratio of at least 11.25%.  Because of the net loss incurred during the second quarter of 2010, the Bank’s Tier 1 leverage capital ratio declined to 7.76% and its total risk-based capital ratio declined to 10.73%.

Even though such levels were less than the heightened capital ratios that the Bank has agreed to maintain, they exceed the general minimums of 5.00% and 10.00%, respectively, required to be considered “well capitalized” under applicable OCC regulations.  Although the Company continues to evaluate the primary components of its previously announced multifaceted capital plan, it is also pursuing several alternative strategies, including those discussed below, in recognition of the fact that market conditions currently are not conducive for the primary components of the capital plan and there is no guarantee conditions will improve in 2010.  The Company’s primary objective is to enhance the Company’s and the Bank’s capital positions and to enable to the Bank to achieve and thereafter maintain compliance with the heightened capital ratios that it has agreed to maintain.  The Company believes that, even if market conditions do not improve in the near term, implementation of the alternative strategies under consideration, coupled with projected strong core earnings due to the Bank’s attractive core deposit base and profitable wealth management business, will enable the Bank to maintain sufficient capital levels to support its operations and focus for the near term on improving asset quality so as to position the Company to return to profitability and, ultimately, raise additional capital.

The Company previously announced its intention to pursue a multifaceted capital plan designed to strengthen the Company’s and the Bank’s respective capital positions in response to the challenging market conditions and the increased levels of nonperforming loans in the Bank’s portfolio.  One element of this capital plan was an offer to exchange a portion of the outstanding Trust Preferred Securities issued by Old Second Capital Trust I for newly issued shares of Company common stock.  As announced on August 20, 2010, the Company terminated the exchange offer due in part to the fact that, since the commencement of such exchange offer, the Company’s stock price has declined to a level that would result in a significant amount of dilution to the Company’s existing stockholders.  Because the decline in the Company’s stock price over the last several months limits the ability of the Company to raise capital by issuing common stock, whether in an exchange offer or pursuant to an issuance for cash, the Company will continue to explore all available opportunities, including the following:

•                  as described above, the election to defer interest on the Subordinated Debentures and suspend dividends on its outstanding TARP Preferred Stock and common stock, which will result in annual cash savings of approximately $8.4 million based on current rates;

•                  the potential sale of a portfolio of nonperforming assets to a private investment firm, potentially coupled with a modest equity investment from such firm;

•                  the potential sale of a portfolio of single-family mortgages in the secondary market to reduce the size of the Company’s balance sheet; and

•                  the implementation of more significant expense reductions than those that have already been accomplished.

The Company also continues to evaluate the potential exchange of its TARP Preferred Stock for a like amount of fixed rate trust preferred securities with substantially similar terms.  As previously disclosed in the Company’s public filings, in May 2010, the Company made a proposal to the Treasury to agree to such exchange.  Because of the uncertainty about the future capital treatment of trust preferred securities because of the so-called Collins Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Treasury deferred its consideration of proposals involving exchanges of preferred stock issued under the Capital Purchase Program for trust preferred securities.  The Dodd-Frank Act, as enacted, includes a provision allowing trust preferred securities issued in an exchange for preferred stock issued under the Capital Purchase Program that is completed before October 4, 2010 to qualify as Tier 1 capital.  Accordingly, the Company is continuing to pursue the proposed exchange of its TARP Preferred Stock for trust preferred securities.  Based on similar precedent transactions, however, the Company believes that any approval from Treasury with respect to such proposed exchange may include a condition requiring the Company to raise a specified amount of Tier 1 capital prior to exchanging its TARP Preferred Stock, which could be difficult given the Company’s current stock price.

Additional Information About Interest Deferral and Dividend Suspensions

The terms of the indentures governing the Subordinated Debentures allow the Company to defer payments of interest for up to 20 consecutive quarterly periods without default or penalty.  The Company has decided to exercise this right of deferral for an indefinite period.  During this deferral period, the Trusts will likely suspend the declaration and payment of dividends on the Trust Preferred Securities as well.  However, interest on the Subordinated Debentures, and distributions on the Trust Preferred Securities, are cumulative, and the Company will therefore continue to accrue their monthly costs in accordance with generally accepted accounting principles. At the expiration of the deferral period, all accrued and unpaid interest will be due and payable under the Subordinated Debentures, and a corresponding amount of distributions will be payable on the Trust Preferred Securities.

The Company will also suspend future payments of cash dividends on its TARP Preferred Stock, and will not declare dividend payments until such time as all distributions on the Subordinated Debentures have been made current.  Dividend payments on the TARP Preferred Stock are cumulative, and will continue to accrue at a rate of

5% per year until the fifth anniversary of their issuance and 9% per year thereafter.  The Company has not determined when dividends will next be declared and paid on the TARP Preferred Stock.  If the Company fails to pay dividends with respect to the TARP Preferred Stock for an aggregate of six quarters, whether or not consecutive, the holders of the TARP Preferred Stock will be granted the right to appoint two individuals to the Company’s board of directors.

As a result of the deferrals of payments on its Subordinated Debentures and TARP Preferred Stock, subject to certain limited exceptions, the Company will be prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock, including its common stock.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc., is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Cook, Kane, Kendall, DeKalb, DuPage, LaSalle and Will counties in Illinois.  Old Second’s common stock is traded on the NASDAQ Global Select Market under the symbol OSBC.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.